EXHIBIT 10(H)


                    AMENDMENTS TO DEFERRED COMPENSATION PLAN

         1. Compensation. Effective July 1, 2000, Section 2(D) of the Plan is amended to read in full as follows:

         (D) Compensation. Salaries, bonuses and commissions earned by the Eligible Employee during the Deferral Year for services rendered to the Company or the Company's subsidiaries as determined by the Plan Administrator and payable no later than March 31 of the following Deferral Year.

         2. Amendment and Termination. Effective July 1, 2000, Section 19 of the Plan is amended by the addition of a new sentence to the end thereof to read in full as follows:

                  Notwithstanding the foregoing, the President, Executive Vice President of Human Resources and the Senior Vice President of Compensation and Benefits, acting singly, shall have the authority to execute a written action to amend the Plan to authorize the merger of any nonqualified deferred compensation plan maintained by any acquired entity into this Plan.

         3. Effective November 1, 2000, Section 7(B) of the Wells Fargo & Company Deferred Compensation Plan is amended by deleting the phrase "the closing price per share of Common Stock reported on the consolidated tape of the New York Stock Exchange" that appears in the third sentence of Section 7(B), and substituting in place thereof the phrase "the New York Stock Exchange-only closing price per share of Common Stock."


                                       1